Exhibit 5.1

September 8, 2011

Feel Golf Company, Inc.
107 Commerce Way
Sanford, FL 32771

Gentlemen:

You have requested our opinion, as counsel for Feel Golf Co., Inc. a California corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 120,000,000 shares of the Company’s common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders have been duly authorized and will be legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of California of the United States. This opinion opines upon California law including the statutory provisions, all applicable provisions of the California Constitution and reported judicial decisions interpreting those laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Gregg E. Jaclin
Gregg E. Jaclin

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel: (732) 409-1212 Fax: (732) 577-1188